Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Completes Sale of 163-30 Cross Bay Boulevard and 1623 Kings Highway

New York, February 19, 2016 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust, announced today it has completed the previously-announced sale of 163-30 Cross Bay Boulevard in Queens, New York and 1623 Kings Highway in Brooklyn, New York for an aggregate purchase price of $29,600,000.

163-30 Cross Bay Boulevard is located in the Howard Beach neighborhood of Queens and is a single-tenant freestanding asset leased to Duane Reade. 1623 Kings Highway is located on the borders of the Gravesend and Midwood neighborhoods of Brooklyn, and is a multi-use office and retail building with three tenants, Interborough Developmental and Consultation Center, Tiger Schulmann’s and Verizon Wireless.

“We are pleased with the sale of 163-30 Cross Bay Boulevard and 1623 Kings Highway,” commented Michael Happel, Chief Executive Officer and President of NYRT. “These sales represent another step in our previously stated plan to sell non-core, outer borough assets and we continue to see strong demand for these properties.”

Bob Knakal of Cushman & Wakefield Realty of Manhattan, LLC acted on the Company’s behalf in these transactions.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Matthew Furbish Director, Investor Relations and Public Relations mfurbish@nyrt.com (212) 415-6500	Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449